Exhibit 99.1

Company Investor/ Media Contact:
dj Orthopedics, Inc.
Mark Francois
Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

DJ ORTHOPEDICS ANNOUNCES DEPARTURE OF SENIOR VICE PRESIDENT OF OPERATIONS

SAN DIEGO, February 9, 2005 — dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced the resignation of Luke Faulstick, Senior Vice President of Operations.  Mr. Faulstick will depart dj Orthopedics in early March, 2005.

“Luke has assembled an award-winning team that is a driving force of continuous improvement within the Company.  This team has successfully completed a number of operational initiatives over the past two years that have streamlined our organization and reduced our cost structure,” said Les Cross, president and CEO of dj Orthopedics.  “With these initiatives behind us, we are well positioned to transition our operational leadership.  We are grateful for Luke’s contributions over the years and wish him well in his new endeavors.”

About dj Orthopedics, Inc. dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

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